Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated August 2, 2006, relating to the financial statement of Cohen & Steers Institutional Global Realty Shares, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Financial Statement” and “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

August 7, 2006